Exhibit 99.1

Press Release

Contacts:	Jamie Brookes (London)	Mike Dunn (New York)
	+44 (0) 20 7163 2146	+1 212 922 7859
	jamie.brookes@bnymellon.com	mike.g.dunn@bnymellon.com

BNY Mellon Announces Leadership Transition for Asset Management

Jonathan Little and Mitchell Harris Named Interim Co-Heads

NEW YORK, May 10, 2010 – BNY Mellon announced today that Jonathan Little and Mitchell Harris will co-head the company’s asset management business on an interim basis following the departure of Ronald P. O’Hanley, president and chief executive officer of BNY Mellon Asset Management. Mr. O’Hanley is leaving to accept a new opportunity in the financial services industry.

Mr. Little is currently vice chairman of BNY Mellon Asset Management and represents Asset Management on BNY Mellon’s Executive Committee. Mr. Harris is chairman of the Fixed Income, Cash and Currency Group of BNY Mellon Asset Management. Both will also continue in their current roles as they assume their interim responsibilities, reporting to BNY Mellon Chairman and Chief Executive Officer Robert P. Kelly.

The company will conduct a comprehensive search for a permanent head of the asset management business, considering internal and external candidates.

“Ron has provided outstanding leadership to our asset management business and we wish him the very best as he moves to a new leadership role in the industry,” said Mr. Kelly. “We have a highly experienced management team across our multi-boutique asset management business. All of our boutiques are led by CEOs with the proven ability to deliver strong investment performance and superb client service for our clients around the globe. I’m pleased that we will have the benefit of Jon and Mitchell’s leadership during this transition period. We will conduct a comprehensive search to find the very best person to ensure we continue to capitalize on the terrific growth prospects that lie ahead for our asset management business globally.”

Mr. Little currently has responsibility for all of the corporation’s non-U.S. asset management businesses, including joint ventures and subsidiary companies worldwide. He is a director of many of the firm’s asset management boutiques, including Newton Investment Management Ltd, Pareto Investment Management, Walter Scott and Partners Ltd, EACM Advisors, Alcentra, Hamon Investment Group and Blackfriars Asset Management. He is Chairman of Insight Investment Management, a Director and former Chairman of BNY Mellon Asset Management International Ltd and WestLB Mellon Asset Management, and was formerly Chairman of The Dreyfus Corporation. Prior to joining the company in 2000, Mr. Little held key leadership roles at JP Morgan and Fidelity Investments.

All information source BNY Mellon Asset Management as at 31/03/10. This press release is qualified for issuance in the UK and US and is for information purposes only. It does not constitute an offer or solicitation of securities or investment services or an endorsement thereof in any jurisdiction or in any circumstance in which such offer or solicitation is unlawful or not authorised. This press release is issued by BNY Mellon Asset Management (US) and BNY Mellon Asset Management International Limited (ex-US) to members of the financial press and media and the information contained herein should not be construed as investment advice. Past performance is not a guide to future performance. Registered office of BNY Mellon Asset Management International Limited: BNY Mellon Centre, 160 Queen Victoria Street, London, EC4V 4LA. Registered in England no. 1118580. Authorised and regulated by the Financial Services Authority

A BNY Mellon CompanySM

As head of the Fixed Income, Cash and Currency Group, Mr. Harris oversees businesses with more than $500 billion in assets under management including Pareto, Standish Mellon Asset Management LLC, Alcentra and BNY Mellon Cash Investment Strategies. His prior roles include serving as chief executive officer of Standish and Pareto Partners. He remains the chairman of both. Prior to joining Pareto in 1993, Mr. Harris worked at Citibank for 14 years where his roles included managing the private bank business in Germany and Jersey (Channel Islands), and the London private bank for European marketing.

BNY Mellon ranks among the top 10 asset management firms in the U.S. and is also a global leader with more than $1.1 trillion in assets under management. BNY Mellon Asset Management is the umbrella organization for The Bank of New York Mellon’s affiliated investment management firms and global distribution companies.

BNY Mellon has engaged Korn/Ferry International to assist in the search process.

BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $22.4 trillion in assets under custody and administration, $1.1 trillion in assets under management, services $11.8 trillion in outstanding debt and processes global payments averaging $1.5 trillion per day. Additional information is available at www.bnymellon.com.

*****